EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1.	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2.	Cabarrus Plastics, Inc.	North Carolina, United States
3.	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4.	Commercial Vehicle Group, Inc.	Delaware, United States
5.	CVG Alabama, LLC	Delaware, United States
6.	CVG AR LLC	Delaware, United States
7.	CVG CS LLC	Delaware, United States
8.	CVG CVS Holdings, LLC	Delaware, United States
9.	CVG Czech I s.r.o.	Czech Republic
10.	CVG European Holdings, LLC	Delaware, United States
11.	CVG Global S.à r.l.	Luxembourg
12.	CVG International GP	Bermuda
13.	CVG International Holdings, Inc.	Barbados
14.	CVG Logistics, LLC	Delaware, United States
15.	CVG Management Corporation	Delaware, United States
16.	CVG Monona Wire, LLC	Iowa, United States
17.	CVG Monona, LLC	Delaware, United States
18.	CVG National Seating Company, LLC	Delaware, United States
19.	CVG Oregon, LLC	Delaware, United States
20.	CVG Seating (India) Private Limited	India
21.	CVG Sprague Devices, LLC	Delaware, United States
22.	CVG Ukraine LLC	Ukraine
23.	CVG Vehicle Components (Beijing) Co., Ltd.	China
24.	CVG Vehicle Components (Shanghai) Co., Ltd.	China
25.	CVS Holdings Limited	United Kingdom
26.	EMD Servicios, S.A. de C.V.	Mexico
27.	KAB Seating AB	Sweden
28.	KAB Seating Limited	United Kingdom
29.	KAB Seating Pty. Ltd.	Australia
30.	KAB Seating S.A.	Belgium
31.	Mayflower Vehicle Systems, LLC	Delaware, United States
32.	Monona (Mexico) Holdings LLC	Delaware, United States
33.	MWC de México, S. de R.L. de C.V.	Mexico
34.	PEKM Kabeltechnik s.r.o.	Czech Republic
35.	T.S. México, S. de R.L. de C.V.	Mexico
36.	Trim Systems Operating Corp.	Delaware, United States
37.	Trim Systems, Inc.	Delaware, United States